Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of July 16, 2021 (“Effective Date”), by and among General Cannabis Corp., a Colorado Corporation (“Seller”), or its assigns, and NBC Holdings LLC, together with Richard Cardinal, an individual (collectively together with their respective subsidiaries, affiliates and assigns, “Buyer” or “Buyers”). Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.Seller owns and operates the “Next Big Crop” as a business unit of Seller in the business of cannabis management and consulting services (collectively the “Business”);

B.Buyer desires to purchase certain assets from Seller, and Seller desires to sell certain assets to Buyer.

NOW THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1Definitions. Capitalized terms have the meanings set forth below unless defined elsewhere in this Agreement.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

“Assets” means the assets set forth on Exhibit A annexed hereto.

“CannaCulture Contracts” means that certain (i) Business Consulting Agreement dated July 14, 2020 and (ii) Operator Agreement, as amended, dated January 25, 2021, each such agreement by and between Seller and CannaCulture, LLC, an Oklahoma limited liability company (“CannaCulture”).

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of the Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of the Person and which establish the legal personality of the Person.

“Claim” means any demand, claim, action, investigation, or Proceeding.

“Closing” and “Closing Date” shall have the meanings respectively as set forth in Section 2.3 hereof.

“Contract” means any legally binding written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Governmental Approval” means the approval by the State of Oklahoma and/or any counties or municipalities therein, or any other Governmental Authority, as may be necessary to consummate the transactions contemplated by this Agreement.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity.

“Knowledge” when used in a particular statement of fact in this Agreement, means the actual knowledge (as opposed to any constructive or imputed knowledge) of a Party or its owners, without inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of a Governmental Authority, except for any United States federal law, rule or regulation related to marijuana which this Agreement may violate.

“Lien” means any mortgage, pledge, assessment, security interest, lien, or other similar encumbrance.

“Loss” means any and all losses, judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses, and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment), but only to the extent the losses (a) are not reasonably expected to be covered by a payment from some third party or by insurance or otherwise recoverable from third parties, and (b) are net of any associated benefits arising in connection with the loss.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, or Governmental Authority.

“Proceeding” means any complaint, lawsuit, action, suit, Claim (including claim of a violation of Law), or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Profits” means all revenue minus cost of goods sold and general operating expenses.

1.2Rules of Construction.

(a)All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. Words in the plural form include the singular form, and words in the singular form include the plural form. The words “includes” or “including” means “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which the words appear and any reference to a Law includes any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. dollars.

(c)Whenever this Agreement refers to a number of days, the number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then the action may be validly taken on or by the next day that is a Business Day.

(d)Each Party and its respective attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement will not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE OF BUSINESS, PAYMENT, AND CLOSING

2.1Purchase of Assets. At the Closing, Seller shall sell to Buyer and Buyer shall purchase from Seller the Assets.

2.2Purchase Price.

(a)The purchase price for the Assets is set forth in this Section 2.2 (collectively, the “Purchase Price”).

(b)Buyer shall pay the Purchase Price by:

(i)	Delivering the sum of $75,000 to Seller upon the Effective Date by wire transfer of immediately available funds to an account specified by Seller;

(ii)	Delivering to Seller an additional sum of $75,000 no later than the one-year anniversary of the Closing by wire transfer of immediately available funds to an account specified by Seller; interest to accrue at seven (7) % per annum in the event of a failure to make such payment on a timely basis; and

(iii)	Delivering an amount equal to ten percent (10%) of all Profits arising out of, or derived from, any and all business projects or prospects of Buyer and/or its Affiliates in Michigan, Mississippi and Massachusetts for a period of twelve months from the Closing (“Buyer Prospects”). Profits will be calculated and paid on a calendar quarterly basis using the cash method of accounting. Payment is due by the close of business of the last day of the month following close of the last day of the calendar quarter. Should the last day of the month fall on a weekend or holiday, payment shall be due by close of business on the following non-holiday weekday.

(c)At the Closing, Seller will retain any uncollected accounts receivable, unbilled revenue, and all cash and funds in depository accounts.   At Closing, Buyer shall assume and agree to pay, discharge, or perform as applicable only the following liabilities and obligations (collectively, the “Assumed Liabilities”): all obligations and liabilities with respect to the Business and the Transferred Assets arising from transactions, incidents, occurrences or events originating on or after the Closing Date.  EXCEPT FOR THE ASSUMED LIABILITIES, BUYER DOES NOT AND SHALL NOT ASSUME OR IN ANY WAY UNDERTAKE TO PAY, DISCHARGE OR PERFORM ANY OTHER OBLIGATION OR LIABILITY OF SELLER (COLLECTIVELY, THE “RETAINED LIABILITIES”).  Seller shall further indemnify and hold Buyer Harmless for any of Seller’s Retained Liabilities.

2.3Closing. The closing for the purchase and sale of the Assets (the “Closing”) will be held on the date hereof or as soon thereafter as reasonably practicable (the “Closing Date”). The Closing will be at a time and place agreed to by the Parties, unless the Parties agree that the Closing need not occur at a specific location.

2.4Documents Deliverable at Closing. At the Closing, Seller shall provide to Buyer the Bill of Sale for the Assets in the form attached hereto.

ARTICLE III

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer states that the following are true as of the date of this Agreement:

3.1Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to conduct its business as it is now being conducted.

3.2Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by Buyer at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other instruments to be delivered by Buyer at the Closing, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by necessary action.

3.3No Conflicts; Consents and Approvals. The execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby do not violate or result in a breach of its Charter Documents;

3.4Broker. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or any of its Affiliates could become liable or obligated.

3.5Proceedings. Except as disclosed herein, there is no Proceeding pending, or to Buyer’s Knowledge threatened, against Buyer (i) before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement; or (ii) brought by or in respect of any third party.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller states that the following is true as of the date of this Agreement:

4.1Organization. Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to conduct its business as it is now being conducted.

4.2Authority. Seller has all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by Seller at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other instruments to be delivered by Seller at the Closing, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by necessary action.

4.3No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby do not violate or result in a breach of its Charter Documents;

4.4Broker. Seller does not have any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated.

4.5Proceedings. Except as disclosed herein, there is no Proceeding pending, or to Seller’s Knowledge threatened, against Seller (i) before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement; or (ii) brought by or in respect of any third party.

ARTICLE V

COVENANTS

5.1Mutual Cooperation.  The Parties shall mutually cooperate to provide reasonable access to books and record of the Business and to carry out the purposes and intent of this Agreement.

5.5Further Assurances; Audit Rights. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at a Party’s request and without further consideration, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

Furthermore, Seller shall have the right during normal business hours, upon reasonable notice (at least fourteen (14) days), to access all books and records and related business and financial information of Buyer and any entities relating to any Buyer Prospects, for the purpose of reviewing, verifying and/or auditing the same in respect of the obligation of Buyer to pay Profit to Seller pursuant to Section 2.2(b)(iii) hereof.  Seller and their agents and/or assigns with respect to this §5.5 consent to maintaining complete confidentiality with respect to all business and financial information of Buyer.  Seller and their agents and assigns shall not use any of the Buyer’s business and financial information for its or its affiliates competitive advantage.

5.3Non Solicitation.

(a)The “Restricted Period” begins on the Closing Date and ends on the second anniversary of the Closing Date.

(b)“Competing Business” means any business, except for the Business explicitly related to the Assets (this explicitly includes Business related to the CannaCulture Operator Agreement and the ability of Buyers to engage in Business concerning the NBC Wholesale Accounts.  With respect to the NBC Wholesale Accounts, this includes the purchasing and reselling of instrumentalities acquired through the NBC Wholesale Accounts), engaged in the cultivation, manufacture and sale of marijuana or marijuana-related products, as well as management or consulting services in respect thereof (“Cultivation Activities”), or other similar vertical-related cannabis activities, including without limitation, operation or ownership of cannabis or cannabis-related dispensaries (“Dispensary Activities”), in each event in the States of Colorado and Oregon.

(c)During the Restricted Period, Buyer and its Affiliates shall not

i.	engage in, invest in, or otherwise participate in, directly or indirectly, any Competing Business unless agreed to in writing by the Parties; or

ii.	employ, retain, engage or solicit the employment or engagement of services of any employee of Seller, the Business or any of Seller’s Affiliates on a full- or part-time basis.

Notwithstanding the foregoing, upon the first anniversary of the Closing Date, Buyer and its Affiliates shall be permitted to engage in Cultivation Activities with respect to a Competing Business, it being expressly understood and agreed to by Buyer that the full Restricted Period shall continue to apply to any Dispensary Activities.

(d)During the Restricted Period, Buyer and its Affiliates shall not solicit customers of the Business in connection with a Competing Business.

(e)Any violation of this Section 5.3 may result in irreparable injury to Seller and Seller will be entitled to seek an injunction against Buyer and its Affiliates from any court having jurisdiction over the matter, restraining any further violation of this Section 5.3, which rights shall be cumulative and in addition to any other rights or remedies to which Seller may be entitled. Each of Buyer and its Affiliates acknowledges that it has carefully read this Agreement and has given careful consideration to the restraints imposed upon Buyer by this Section 5.3, and is in full accord as to their necessity for the reasonable and proper protection of the legitimate business interests relating to Seller’s business now existing and to be developed in the future. Each of Buyer and its Affiliates expressly acknowledges and agrees that each and every restraint imposed by this Section 5.3 is reasonable with respect to subject matter, time period and geographical area.

(f)If any covenant set forth in this Section 5.3 is adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by the applicable Law. The covenants contained in this Section 5.3 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g)Buyer shall cause its Affiliates to comply with the obligations set forth in this Section 5.3.

5.4Return of 75 Farm Materials.  Buyer covenants to return to Seller all materials in its possession relating to SevenFive Farm, including without limitation, marketing, financial, operational, capital expenditure, and other confidential information of SevenFive Farm.

ARTICLE VI

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

6.1Statements of Fact. (a) Seller’s Representations and Warranties will be true and correct in all material respects on and as of the Closing as though made on and as of the Closing.

6.2Performance. Seller has performed and complied in all material respects with the agreements, covenants, and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing.

6.3Seller’s Deliverables. Seller has delivered to Buyer at the Closing the Bill of Sale.

6.4Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Buyer or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the operation of the Business.

6.5Consents, Assignments and Approvals. The CannaCulture Contracts shall have been assigned to Buyer or otherwise terminated.  All trademarks that are part of the Assets shall have been transferred to Buyer.  All required Governmental Approvals, if any, shall have been granted.

ARTICLE VII

SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

7.1Statements of Fact. (a) Buyer’s Representations and Warranties will be true and correct in all material respects on and as of the Closing as though made on and as of the Closing.

7.2Performance. Buyer will have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

7.3Buyer’s Deliverables. Buyer will have delivered to Seller the portion of the Purchase Price due at the time of Closing pursuant to §2.2.

7.4Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Seller or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

7.5Consents, Assignments and Approvals. The CannaCulture Contracts shall have been assigned to Buyer or otherwise terminated. All required Governmental Approvals, if any, shall have been granted.

7.6Resignations.  Richard Cardinal, and such other employees of the Company as shall be specified by the Company in its discretion, shall have resigned from their employment with the Company, and Richard Cardinal shall have executed and delivered to the Company a written separation agreement in form and substance as determined by the Company.

7.7CannaCulture Receivables.  All amounts owed to the Company from CannaCulture, whether pursuant to the CannaCulture Contracts or otherwise, shall have been paid to the Company without set-off or reduction.

ARTICLE VIII

TERMINATION

8.1Termination. This Agreement may be terminated in one or more of the following ways:

(a)At any time before the Closing, by Seller or Buyer, by written notice to the other, if any Law or final order of a Governmental Authority restrains, enjoins or otherwise prohibits or makes illegal the sale of the Assets pursuant to this Agreement.

(b)At any time before the Closing, by either Buyer or Seller, by written notice to the other Party, if such Party has materially breached its representations and warranties, covenants or other obligations under this Agreement.

8.2Effect of Valid Termination. If this Agreement is validly terminated pursuant to Section 8.1, there will be no liability or obligation hereunder on the part of either Party or any of their respective Affiliates, except as provided herein, provided, however, that Article I, Sections 5.3, 8.2, Article IX, and Article X will survive any such termination.

ARTICLE IX

LIMITATIONS ON LIABILITY, THIRD-PARTY CLAIMS, AND ARBITRATION

9.1Indemnity. From and after the Closing, each of Buyer and Seller shall indemnify, defend, and hold harmless the other Party from and against all Losses incurred or suffered by such Party resulting from:

i.	any breach of a Party’s representations and warranties; or

ii.	any breach of any covenant or agreement of a Party contained in this Agreement.

9.2Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)Seller’s and Buyer’s Representations and Warranties will survive the Closing for a period of one year from the Closing.

(b)Buyer shall give written notice to Seller within a reasonable period of time after becoming aware of any breach by Seller of any statement of fact, covenant, agreement, or obligation in this Agreement, but in any event no later than 30 days after becoming aware of such breach.

(c)Seller shall give written notice to Buyer within a reasonable period of time after becoming aware of any breach by Buyer of any statement of fact, covenant, agreement or obligation in this Agreement, but in any event no later than 30 days after becoming aware of such breach.

(d)the Parties have a duty to reasonably mitigate any Loss in connection with this Agreement.

(e)Seller’s liability with respect to Section 9.1 is limited to Losses incurred or suffered by Buyer in an amount not to exceed the Purchase Price.  The monetary limitation in this 9.2(e) does not apply to any claims, demands, suits or liabilities related to Seller’s Retained Liabilities or Buyer’s Assumed Liabilities. as detailed in Section 2.2(c).  Seller shall be solely responsible to indemnify, defend and hold Buyer completely harmless for all Retained Liabilities and Buyer shall be solely responsible to indemnify, defend and hold Seller completely harmless for all Assumed Liabilities.

9.3Procedure with Respect to Third-Party Claims.

(a)If a Party is threatened with or becomes subject to a third party Claim, and such Party (the “Claiming Party”) believes it has a claim entitled to indemnification from the other Party (the “Responding Party”) as provided in Section 9.1 as a result, then the Claiming Party shall notify the Responding Party in writing of the basis for the Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party will not relieve the Responding Party of liability hereunder except to the extent that the defense of the Claim is prejudiced by the failure to give the notice.

(b)If any Proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to Section 9.3(a), the Responding Party may participate in the Proceeding and, to the extent that it wishes, to assume the defense of the Proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake the defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party, and (iii) if the Responding Party is a party to the Proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest. The Claiming Party may, in its sole discretion, employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the Claiming Party shall pay the fees and expenses of its counsel. The Claiming Party shall cooperate with the Responding Party and its counsel in the defense or compromise of the Claim. If the Responding Party assumes the defense of a Proceeding, no compromise or settlement of the Claims may be effected by the Responding Party without the Claiming Party’s consent unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party, and (y) the sole relief provided is monetary damages that the Responding Party pays in full.

(c)If notice is given to the Responding Party of the commencement of any third-party Proceeding and the Responding Party does not, within 14 days after the Claiming Party’s notice is given pursuant to Section 9.3(a), give notice to the Claiming Party of its election to assume the defense of the Proceeding, any of the conditions set forth in clauses (i) through (iii) of Section 9.3(b) above become unsatisfied or a Claiming Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party may (upon notice to the Responding Party) undertake the defense, compromise or settlement of the Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the Losses associated with defending against the third-party Claim (including reasonable attorneys’ fees and expenses) and will remain otherwise responsible for any liability with respect to amounts arising from or related to the third-party Claim, in both cases to the extent it is ultimately determined that the Responding Party is liable with respect to the third-party Claim for a breach under this Agreement. The Responding Party may elect to participate in the Proceedings, negotiations or defense at any time at its own expense.

ARTICLE X

MISCELLANEOUS

10.1No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

10.2Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

10.3Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving the term or condition. No waiver by a Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, are cumulative and not alternative.

10.4Succession and Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their successors and assigns. Buyer may assign its rights, interests and obligations hereunder. Seller may not assign this Agreement or any of its rights, interests, or obligations hereunder.

10.5Counterparts; Electronic or Fax Signatures. This Agreement may be executed in counterparts, each of which will be an original and all of which, when taken together, will constitute one instrument notwithstanding that all parties have not executed the same counterpart. Signatures that are transmitted electronically or by fax will be effective as originals.

10.6Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define, or limit any of its terms or provisions.

10.7Notices. Any notice, request, demand, Claim, or other communication hereunder will be in writing and will be deemed delivered: (a) three Business Days after it is sent by U.S. mail, certified mail, return receipt requested, postage prepaid; or (b) one Business Day after it is sent via a reputable nationwide overnight courier or sent via email, in each of the foregoing cases to the intended recipient as set forth below:

If to Seller:	General Cannabis Corp. 6565 E. Evans Avenue Denver, CO 80224 Attn: David R. Fishkin dfishkin@generalcann.com

If to Buyer:	NBC Holdings LLC 636 Divide View Drive Golden, CO 80403 Attn: Mr. Richard Cardinal richbkc@gmail.com

With a copy to:
Attention:

Email:

Any Party may give any notice, request, demand, Claim, or other communication hereunder by personal delivery, electronically, or fax, but no such notice, request, demand, Claim, or other communication will be deemed to have been duly given unless and until it is actually received by the Party for whom it is intended. A Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving notice to the other Party in the manner herein set forth.

10.8Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Colorado, without giving effect to any conflict or choice of law provision that would result in imposition of another state’s Law. Any Claim or Proceeding shall be heard in a court of competent jurisdiction in the federal or state courts located in Denver, Colorado.  THE PARTIES ACKNOWLEDGE THAT (A) COLORADO HAS PASSED AMENDMENTS TO THE COLORADO CONSTITUTION AND ENACTED CERTAIN LEGISLATION TO GOVERN THE MARIJUANA INDUSTRY AND (B) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF

MARIJUANA IS ILLEGAL UNDER FEDERAL LAW. THE PARTIES WAIVE ANY DEFENSES BASED UPON INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF THE CONTRACT VIOLATING FEDERAL LAW.

10.9Waiver of Right to Trial by Jury. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BYLAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM THEREIN.

10.10Attorneys’ Fees. If either Party brings a Proceeding to enforce the provisions of this Agreement, the substantially prevailing Party will be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the non-prevailing Party as determined by the arbitrator or a court of law.

10.11Invalid Provisions. If a dispute between the Parties arises out of this Agreement or the subject matter of this Agreement, the Parties would want a court or arbitrator to interpret this Agreement as follows:

(a)With respect to any provision held to be unenforceable, by modifying that provision to the minimum extent necessary to make it enforceable or, if that modification is not permitted by law or public policy, by disregarding the provision;

(b)if an unenforceable provision is modified or disregarded in accordance with this Section 10.12, by holding the rest of the Agreement will remain in effect as written;

(c)by holding that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable; and

(d)if modifying or disregarding the unenforceable provision would result in a failure of an essential purpose of this Agreement, by holding the entire Agreement unenforceable.

Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.12Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

10.13Amendments. The Parties may amend any provision of this Agreement only by a written instrument signed by the Parties.

10.14Confidentiality and Publicity.  Except as provided below, this Agreement is confidential and will not be disclosed to any third party (other than the Parties’ Affiliates, attorneys, accountants, auditors, or other advisors, or Governmental Authorities) except as required by Law. A Party receiving a request for this Agreement shall promptly notify the other Party to afford it the opportunity to object or seek a protective order regarding this Agreement or information contained herein.  Notwithstanding the foregoing, Seller may issue a press release or public announcement, or disclose the existence and terms of this Agreement to third parties in its discretion, and make any required public filings, concerning any of the transactions contemplated by this Agreement.

10.15Advice of Counsel. Each Party has had the opportunity to seek the advice of independent legal counsel and has read and understood each of the terms and provisions of this Agreement.

[Signature page follows immediately]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first above written.

GENERAL CANNABIS CORP.

By: /s/ Adam Hershey____________________________

Name: Adam Hershey

Title: Interim Chief Executive Officer

NBC Holdings LLC

By: /s/ Richard Cardinal___________________________

Name: Richard Cardinal

Title:   Partner

___/s/ Richard Cardinal____________________________

Richard Cardinal

EXHIBIT A

ASSETS

●	CannaCulture Operator Agreements

●	Next Big Crop (NBC) Website

●	NBC Wholesale accounts

●	NBC social media account(s)

●	NBC SharePoint Files

o	Facility designs
o	Marketing content
o	Previous applications

●	NBC Intellectual Property

o	NBC trademark
o	Midz
o	On Point Brand Assets, including trademark

●	Two vehicles:
o	Ford pickup truck
o	Nissan Versa

●	Seven (7) computers used by NBC employees

●	NBC telephone number

BILL OF SALE

THIS BILL OF SALE (this "Bill of Sale") is entered into on into on ________, 2021, by and among General Cannabis Corp., a Colorado Corporation (“Seller”), or its assigns, and NBC Holdings LLC, together with Richard Cardinal, an individual (collectively together with their respective subsidiaries, affiliates and assigns, “Buyer” or “Buyers”). Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.	Seller and Buyer entered into that certain Asset Purchase Agreement dated July 16, 2021 (the "APA"), whereby Buyer agreed to purchase the Assets from Seller; and

B.	Capitalized terms not defined herein have the respective meanings ascribed to them in the APA.

NOW THEREFORE, Seller certifies as follows:

Terms

1.	Sale of Assets. In accordance with the terms and conditions of the APA, Seller hereby sells, transfers, conveys, assigns and delivers unto Buyer all of the Assets subject to the APA, free and clear of all Liens.

2.	Title. Seller has good and marketable title to the Assets, free and clear of all Liens, and Buyer hereby receives such good and marketable title thereto.

3.	Warranty. Seller shall warrant and defend the sale, transfer, conveyance, assignment and conveyance of the Assets hereunder against each and every person or persons claiming against any or all of the same.

4.	Further Assurances. Seller shall take all steps reasonably necessary to put Buyer in actual possession and operating control of the Assets, to carry out the intent of the APA and this Bill of Sale, and to more effectively sell, transfer, convey, assign and reduce to possession and record to title any of the Assets, including by executing and delivering, or causing to be executed and delivered, such further instruments or documents of transfer, assignment and conveyance, or by taking such other actions as may be requested by Buyer.

5.	Independent Covenants. This Bill of Sale is subject in all respects to the terms and conditions of the APA. Nothing contained in this Bill of Sale will be deemed to diminish any of the obligations, agreements, covenants, or statements of fact of Seller set forth in the APA.

6.	Dispute Resolution. If a dispute arises under this Bill of Sale, such dispute will be settled by in accordance with the provisions set forth in the APA.

7.	Electronic Signatures. This Bill of Sale may be executed electronically which will each be effective as original signature.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the duly authorized representative of Seller as of the date first above written.

GENERAL CANNABIS CORP.

By: _____________________________

Name: Adam Hershey

Title: Interim Chief Executive Officer

[NBC Holdings]

By: _____________________________

Name: Richard Cardinal

Title:

_________________________________

Richard Cardinal